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                 April 19, 2022

       Westervelt T. Ballard, Jr.
       Chief Executive Officer
       Stabilis Solutions, Inc.
       11750 Katy Freeway, Suite 900
       Houston, Texas 77079

                                                        Re: Stabilis Solutions,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed April 11,
2022
                                                            File No. 333-264230

       Dear Mr. Ballard:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Cheryl Brown, Law Clerk, at (202) 551-3905 or Irene Barberena-
       Meissner, Staff Attorney, at (202) 551-6548 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Amy Curtis, Esq.